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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of HCP, Inc. for the registration of unspecified shares/amounts of common stock, preferred stock, depository shares, debt securities, and warrants and to the incorporation by reference therein of our report dated February 1, 2011 with respect to the consolidated financial statements of HCR Properties, LLC as of December 31, 2010 and 2009 and for the three years ended December 31, 2010, included in the Current Report on Form 8-K dated July 24, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Toledo, Ohio July 24, 2012

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm